GLOBAL PROXY VOTING POLICY

1.	Introduction

Upon entering into an investment management agreement or similar agreement (an “IMA”), Man1 may be authorised, required or instructed to vote proxies or asked to advise on the voting of proxies in relation to investments managed or advised pursuant to such agreement.

The global proxy voting policy (this “Policy”) sets out the policies and procedures that Man will undertake in carrying out this function.

All personnel2 are required to read and comply with this Policy as it is relevant to them.

For purposes of this Policy, the term “proxy(ies)” includes vote, waiver, consent, amendment, modification, resolution or other vote, or any proposals therefor, or the granting or withholding of any consents with respect thereto.

2.	Policy

2.1	Where, in relation to a client/client account/Man product[3] (each a “client”), the client has:

2.1.1	provided Man with authority and/or discretion to vote proxies but has not specifically instructed Man to vote – Man’s portfolio management personnel and/or, in the case of FRM, hedge fund research and risk personnel, as applicable, (“PM”) may decide to disregard proxies altogether or, on a case by case basis, determine to vote certain proxies on behalf of such client in accordance with this Policy (“Discretionary Proxy Clients”);

2.1.2	specifically instructed Man to vote proxies – Man will vote proxies in accordance with this Policy (“Required Proxy Clients”, and together with Discretionary Proxy Clients, “Proxy Clients”); or

2.1.3	retained the power to vote proxies – Man will take no action in relation to proxies.

2.2	For the avoidance of doubt, Man will not vote a proxy in relation to an investment held by a product that it does not manage (e.g., Man will not vote proxies for an investment held in a managed account managed by a third party manager).

2.3	In addition, if there is a regulatory requirement to vote proxies on behalf of a client, Man will ensure that the client’s agreement with Man properly provides Man with either the authority to vote proxies in Man’s discretion and/or the means and procedures by which Man is to be instructed to vote proxies on such client’s behalf.

1 Man means Man Group plc and its controlled subsidiaries and partnerships.

2 For the purposes of this policy, “personnel” is not a legally defined term but includes every employee, officer, partner, director and other person having a similar status or performing similar functions or otherwise subject to the supervision and control of Man.

3 For the purposes of this policy, “client account,” “Man product” and “client” mean and include any account or product over which a Man entity has investment discretion or for which a Man entity provides investment advice, for example, as investment adviser, as investment manager or as collateral manager.

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3.	Voting

3.1	Proxy votes that may be voted at Man’s or the PM’s discretion, or where Man has been specifically instructed by a client to vote proxies, will be evaluated and Man will seek to vote in the best interest of the relevant Proxy Client(s). It should be noted that there may be times whereby PMs invest in the same securities/assets while managing different investment strategies and/or client accounts; accordingly, it may be appropriate in certain cases that such securities/assets are voted differently across different investment strategies and/or client accounts, based on their respective investment thesis and other portfolio considerations.

3.2	It should be noted that Man will only vote proxies on securities and other portfolio assets held by clients on or as of the relevant voting date and time, and that proxies received for securities that have been loaned out will generally not be voted. In addition, securities on contract for difference or swap will generally not be voted.

3.3	In the case where a client provides Man with specific instructions as to the manner in which a particular proxy should be voted, Man will follow such instructions.

3.4	A proxy to be voted on behalf of a Proxy Client must be voted in a prudent manner under the prevailing circumstances, and in accordance with this Policy and Man’s other legal duties. Upon the termination of a Proxy Client’s IMA with Man, Man will no longer vote proxies for such Proxy Client.

3.5	There may be times when Man believes that abstaining from voting is in its Proxy Clients’ overall best economic interest, such as when the expected cost of voting exceeds the expected benefit to the relevant Proxy Client(s). As an example, voting on a security of an issuer that is domiciled in a country where Man does not have a presence may involve additional costs such as a translator or travelling to such country to vote in person. In addition, there may be situations whereby voting may restrict trading such as in the case of share blocking and re-registration. Documentation will be maintained of all proposals that are not voted for Required Proxy Clients and the reasons therefor.

3.6	With respect to any ERISA clients for which Man is an investment manager or similar service provider, Man will act prudently and solely in the interest of the participants and beneficiaries of such ERISA client.

3.7	With respect to any Man US SEC-registered investment company for which Man is an investment manager, Man will be responsible for voting proxies and reporting the manner in which such proxies are voted on an annual basis. In the case of an SEC-registered investment company for which Man is a sub-adviser, Man will vote proxies if required by the IMA.

3.8	The Corporate Actions Group or the relevant operations team is responsible for monitoring proxies, conducting administrative functions with respect to proxies and, where applicable, overseeing that any relevant proxy voting service is voting proxies for all Proxy Voting Service Clients (as defined below).

3.9	In addition, on an on-going basis Man will endeavour to identify material conflicts of interest, if any, which may arise between Man and one or more issuers of clients’ portfolio securities, with respect to votes proposed by and/or affecting such issuer(s), in order to ensure that all votes are voted in the overall best interest of clients.

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3.10	Man has established Stewardship and Active Ownership (“SAO”) and Proxy Voting Committees to be responsible for resolving proxy voting issues when deemed necessary; making proxy voting decisions where a material conflict of interest may exist; monitoring compliance with this Policy; and setting new and/or modifying existing policy. The Charter of the SAO and Proxy Voting Committees (which lists the current members of the SAO and Proxy Voting Committees) is attached as Appendices to this policy. Compliance will undertake monitoring of proxy votes where potential conflicts of interest may have existed.

3.11	Any attempts by personnel to influence a vote in a manner that is inconsistent with this Policy should be immediately brought to the attention of Compliance.

3.12	Any person receiving an inquiry directly from an issuer regarding a particular proxy should immediately notify (via e-mail or other appropriate means) the Corporate Actions Group or the relevant trading operations team.

3.13	It is Man’s general policy not to disclose Man’s view on a specific proxy issue/vote or its clients’ ownership interests in securities, other than required by law. Limited and confidential disclosure of the foregoing may however be made for business and/or legal purposes.

4.	Proxy voting services

Man has appointed, and will appoint from time to time, one or more proxy voting service companies, to provide it with certain proxy voting services (detailed below) for Proxy Clients (“Proxy Voting Service Clients”).

GLG, AHL and Numeric have appointed Glass Lewis as their proxy voting service with respect to portfolio equity securities. The services to be provided by Glass Lewis include, but are not limited to, analyses, research, recommendations and guidelines to assist GLG, AHL and Numeric in voting proxies on behalf of their Proxy Voting Service Clients. GLG, AHL and Numeric have adopted the regional proxy voting guidelines established by Glass Lewis, which may be amended from time to time ( “Glass Lewis Policy Guidelines”), as part of these policies and procedures. The Glass Lewis Proxy Voting Guidelines can be found on Glass Lewis` website at:

http://www.glasslewis.com/guidelines/

Man will review the proxy voting service company’s conflict procedures and voting guidelines periodically to ascertain their adequacy.

4.1	Proxy Voting Guidelines - Equity Securities

Where applicable, GLG, AHL and Numeric will generally vote proxies for Proxy Voting Service Clients in accordance with the relevant proxy voting service company’s proxy voting guidelines, unless otherwise specifically instructed to vote otherwise by the PM or such Proxy Voting Service Client.

These guidelines generally provide that:

(i)	when the view of the issuer’s management is favourable, GLG, AHL and Numeric will generally support current management initiatives with exceptions as noted below; and

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(ii)	when the view is that changes to the management structure would probably increase security holder value, GLG, AHL and Numeric will not necessarily support current management initiatives.

Exceptions in supporting current management initiatives may include:

•	Where there is a clear conflict between management and security holder interests, proxy voting guidelines may call to elect to vote against management.
•	In general, proxy voting guidelines will call to oppose proposals that act to entrench management.
•	In some instances, even though GLG, AHL and Numeric may support management, there may be corporate governance issues that, in spite of management objections, Man believes should be subject to security holder approval.

Furthermore, with respect to certain vote issues including, but not limited to, option re-pricing and the terms and conditions required of members of boards of directors, Man may choose to vote on a case-by-case basis, which may be different from the recommendations set forth in the relevant proxy voting guidelines.

Nevertheless, in voting proxies, Man will take into account what is in the overall best economic interest of its Proxy Voting Service Clients. Man will maintain documentation memorialising the decision to vote a proxy in a manner different from what is stated in any relevant proxy voting guidelines, and the SAO Committee will be periodically informed of any such votes.

Furthermore, although Man may have adopted the relevant applicable proxy voting guidelines, Man may agree to follow the specific proxy voting instructions or guidelines provided by Proxy Voting Service Clients regarding the manner in which they want their proxy matters to be voted. In addition, in the case where a Proxy Voting Service Client provides Man with specific instructions as to the manner in which a proxy should be voted, Man will follow such instruction notwithstanding that they may not be in accordance with the relevant proxy voting guidelines. Documentation will be maintained of any proxy voting instruction or guideline provided by a Proxy Voting Service Client. As deemed appropriate, the proxy voting service company will be notified of any specific proxy voting instruction or guideline provided by a Proxy Voting Service Client.

5.	Internal Proxy Process

Where a proxy voting service company has either not been appointed to provide services or does not cover a particular security or other relevant portfolio asset, a manual voting process will be managed and executed by the relevant Corporate Actions Group/operations team, and documentation of such vote(s) will be maintained accordingly.

For the avoidance of doubt, in such cases, the proxy voting guidelines referred to in sections 4 and 4.1 above are not applicable but the proxy voting principles referenced in those sections should apply.

6.	Proxy Ballot Information

Man may receive proxies, ballots or other vote requests and related information and disclosures for clients from relevant proxy voting service companies, issuers, custodians, administrators, trustees, agent banks, prime brokers and/or other third parties.

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The Corporate Actions Group/ or the relevant operations team will be responsible for the following as it relates to any proxies, ballots or other votes made on behalf of Proxy Clients:

(i)	Maintaining a record of any proxy, ballot or other vote request and related information and other disclosures received. Where a proxy voting service company has been appointed and Man receives any of the foregoing for a Proxy Voting Service Client directly, the Corporate Actions Group/relevant operations team will send such proxy, ballot or vote (as the case may be) to the relevant proxy voting service company to be incorporated into their electronic database. A record of the proxies received through a proxy voting service company will be maintained in such company’s database for Proxy Voting Service Clients;

(ii)	Maintaining a record of the votes cast. Where applicable, a record of the votes cast through a proxy voting service company will be maintained in such company’s database. However, a record of votes cast on behalf of Proxy Clients pursuant to Man or a PM’s discretion, irrespective of whether they are also Proxy Voting Service Clients, will be maintained by the Corporate Actions Group/ or the relevant operations team; and

(iii)	Where relevant, maintaining any documentation or data that was material in making a decision regarding a particular proxy, or that memorialises the basis for the decision, including proxies that were not voted for a Required Proxy Client.

Certain information relating to Man’s proxy voting activities are publicly available at Man RI website.

7.	Proxy Voting Responsibilities

The Corporate Actions Group/or the relevant operations team will be responsible for the following as it relates to Proxy Clients:

(i)	Ensuring that all proxies for Proxy Clients are voted in accordance with this Policy;

(ii)	Monitoring proxies;

(iii)	Where applicable, determining whether the subject issuer is on the Proxy Watch List (see section 11.2 below). If so, any proxy, ballot or other vote request and related information and other disclosures received should be forwarded to the SAO Committee for its information;

(iv)	Ensuring that Proxy Voting Service Clients are appropriately set up in Man’s systems in order to provide necessary data to the proxy voting service company; and

(v)	Where applicable, submitting any instructions for a Proxy Voting Service Client through the relevant proxy voting service company’s platform in a timely manner for proxies that Man is voting differently than what is being recommended by the proxy voting service company.

The Corporate Actions Group or the relevant trading operations team, when voting, will vote in accordance with the following criteria in the following order of priority:

(i)	First, specific instructions, if any, provided by the Proxy Client;

(ii)	Secondly, the proxy voting guidelines, if any, provided by a Proxy Client and agreed to by Man;

(iii)	Thirdly, in a manner as instructed by the relevant PM; and

(iv)	Fourthly, where applicable, the proxy voting guidelines of the relevant proxy voting service company.

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8.	Proxy Voting – Silvermine

As a leveraged loan manager, Silvermine is typically delegated the power and responsibility to exercise certain voting rights (i.e., credit agreement amendments, waivers, forbearances, and other forms of related corporate actions) with respect to leveraged loans. When exercising such voting rights, Silvermine takes action based on what is considered to be the best financial interests of its clients. In certain instances, Silvermine refrains from exercising voting rights where it believes that voting is inappropriate, including, among other situations, the cost of voting would exceed any anticipated benefit to the client or where there is little to no economic benefit to the clients associated with the vote such as situations where there is no fee associated with the amendment process. Fees paid in connection with exercising such voting rights belong to the affected clients and not Silvermine.

Silvermine will endeavor to identify material conflicts of interest, if any, which may arise between Silvermine and one or more obligors of clients’ portfolio positions, with respect to votes proposed by and/or affecting such issuer(s), in order to ensure that all votes are voted in the overall best interest of clients.

Silvermine may use the services of LendAmend, a third party firm which provide support to loan market participants in managing the process of administering loan amendments. LendAmend does not provide research or recommendations with respect to exercising voting rights pertaining to leveraged loans. It provides statistics regarding required percentages and processes the execution of the amendments. Fees for LendAmend services are borne by the agent banks engaged in the solicitation and not by Silvermine or its clients. Silvermine Senior Management are responsible for overseeing the proxy voting process for Silvermine clients.

9.	Proxy Voting - FRM

9.1	FRM’s investment program primarily involves investing client assets in private funds. Depending on the specific proxy or matter to be voted or agreed, FRM Middle Office (“FRM MO”), FRM Risk Management , Product Legal, and or the FRM Investment teams may be responsible for reviewing and voting accordingly. FRM MO is responsible for determining which of the party(ies) listed above should review the proxy. All documentation relating to the proxy is maintained on the Corporate Actions SharePoint or other centralized location. The Corporate Actions Procedure provides more details as to who is responsible for voting on specific matters. Appendix B provides details on specific policies relating to certain proxies/matters that FRM may vote.

As part of its due diligence process, FRM reviews underlying portfolio fund manager’s corporate actions/proxy voting policies and procedures where deemed appropriate.

FRM has waived its voting rights, to the extent applicable, in the underlying funds (portfolio funds). As such the frequency of voting required should be minimal. Any votes that are requested to FRM should be refereed to FRM Legal and Compliance to ascertain (a) whether voting rights were waived and FRM is precluded from voting or (b) whether FRM’s voting rights remain and this policy should be followed.

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9.2	Routine Matters

Routine matters are typically proposed by Management (as defined below) of an underlying fund and meet the following criteria: (i) they do not measurably change the structure, management, control or operation of the underlying fund; (ii) they do not measurably change the terms of, or fees or expenses associated with, an investment in the underlying fund; and (iii) they are consistent with customary industry standards and practices, as well as the laws applicable to the underlying fund.

structure, management, control or operation of the underlying fund; (ii) they do not measurably change the terms of, or fees or expenses associated with, an investment in the underlying fund; and (iii) they are consistent with customary industry standards and practices, as well as the laws applicable to the underlying fund.

For routine matters, FRM will vote in accordance with the recommendation of the underlying fund’s management, directors, general partners, managing members or trustees (collectively, the “Management”), as applicable, unless, in FRM's opinion, such recommendation is not in the best interests of its clients.

9.3	Non-Routine Matters

Non-routine matters involve a variety of issues and may be proposed by an underlying fund's Management or beneficial owners (i.e., shareholders, members, partners, etc. (collectively, the “Owners”)). These proxies may involve one or more of the following: (i) a measurable change in the structure, management, control or operation of the company; (ii) a measurable change in the terms of, or fees or expenses associated with, an investment in the company; or (iii) a change that is inconsistent with industry standards and/or the laws applicable to the underlying fund. Non-routine matters will be reviewed on a case by case basis and will be voted in the best interest of clients.

10.	Disclosure

Man will, where required, provide Proxy Clients with the following:

(i)	A concise summary of this Policy and any material amendments thereto;
(ii)	An offer to provide clients with a copy of this Policy upon request; and
(iii)	Information, including contact details, as to how Proxy Clients can obtain information regarding how securities and other investments held in their accounts were voted.

If a Proxy Client requests information on how securities/investments held in its accounts were voted, Man will provide, at a minimum:

(i)	the name of the issuer;

(ii)	the proposal voted upon; and

(iii)	how Man voted the relevant proxy.

In the case of a US SEC-registered investment company for which Man is an investment manager, Man will provide a shareholder with requested information on proxy voting within 3 business days of receipt of the request.

It is Man’s general policy not to disclose the manner in which it intends to vote a particular proxy prior to the deadline therefor.

11.	Material Conflicts of Interest

11.1	Given the nature of Man’s business activities, material conflicts of interest may arise between Man and its clients with respect to the voting of proxies. The SAO Committee will be responsible for identifying actual and potential material conflicts of interest. These conflicts of interest may include, but are not limited to, the following:

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11.1.1	Directorships

Certain personnel and/or members of such personnel’s immediate family may be on the board of directors of public or private company issuers in which Man may invest or is contemplating investing on behalf of one or more of its clients, or may maintain personal and/or business relationships with such an issuer or with an individual who serves on the board of directors of such an issuer. However, a material conflict of interest may not necessarily exist in the case where personnel serve on such a board on behalf, or at the behest or direction, of Man or a client. Nevertheless, Man will review these situations on a case-by-case basis to ascertain where actual material conflicts of interest exist.

11.1.2	Client affiliation

An institutional client may be affiliated with an issuer of the securities in which Man has invested or is considering investing on behalf of a client or clients. For example, where not prohibited under ERISA and other applicable law, Man may provide investment advisory services, for which it may receive compensation, to the pension plan of a public or private company in whose securities Man may invest on behalf of its clients.

11.1.3	Other Services

Man may provide other services, for which it may receive compensation or a direct or indirect benefit, to public or private company issuers of securities or other portfolio assets in which Man may invest or is considering investing on behalf of a client or clients.

11.2	Stewardship and Active Ownership Committee

To the extent applicable and other than in relation to FRM, the SAO Committee will maintain a list, entitled “Proxy Watch List”, of issuers as to which it believes Man may have an actual or potential material conflict of interest with respect to voting proxies on behalf of its clients. The Proxy Watch List will be updated periodically and maintained by the SAO Committee. The Corporate Actions Group or relevant trading operations team will be provided with a copy of this list so that they can properly identify these issuers and forward their proxy ballot information to the SAO Committee for its information.

Any proxies of an issuer on the Proxy Watch List should be voted in accordance with the relevant proxy voting guidelines unless otherwise decided by the SAO Committee. If a proxy with respect to a particular issuer as to which a material conflict of interest exists is not voted in accordance with the relevant proxy voting guidelines or if there are no applicable proxy voting guidelines, the SAO Committee will determine how to vote and will document the basis for its decision.

If a member of the SAO Committee believes he/she has a material conflict of interest with regards to an issuer with respect to which a proxy is to be voted, he/she shall refrain from participating in a decision on such proxy. A majority vote of the participating voting members of the SAO Committee members is required for a final ruling on proxy issues.

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12.	Record-keeping

In addition to the documents referred to in section 6 of this Policy, Man is required to maintain the following documents:

(i)	Man’s proxy voting policies and procedures, including this Policy, and any amendments thereto;
(ii)	Proxy Watch List;
(iii)	Proxy voting service’s conflict procedures;
(iii)	Any proxy voting guidelines or instructions provided by Proxy Clients;
(iv)	Proxy voting record;
(v)	Records required for Form N-PX (applicable to US SEC registered investment companies only);
(iii)	Written records of Proxy Client requests for proxy information and any written response to any (written or oral) Proxy Client request for information on how Man voted the proxies, including any emails; and
(iv)	A copy of the written disclosure provided to Proxy Clients that describes Man’s proxy voting policies and procedures and any related correspondence sent to Proxy Clients, including emails.

13.	Review

Man will periodically review this Policy, and evaluate the services provided by its proxy voting service companies and their respective proxy voting guidelines, in order to ensure compliance with current applicable regulatory requirements.

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APPENDIX A

GLG/AHL/Numeric

Stewardship and Active Ownership Committee Charter

1.	PURPOSE

In order to fulfil its responsibilities under Man’s Global Proxy Voting Policy (the “Policy”) to monitor proxy voting practices, Man has charged the GLG/AHL/Numeric Stewardship and Active Ownership (“SAO”) Committee with the responsibilities described in this Charter.

2.	MEMBERSHIP

The membership of the SAO Committee is as follows:

Voting Members

•	Committee Chairperson, Head of US Operations, Colin Bettison

•	Head of Operations, David Barber

•	Member(s) of Portfolio Management Staff (other Portfolio Management Staff members may serve on the Committee from time to time)
o	Jason Mitchell, Co-Head of Responsible Investment

o	Liam Pearce, Corporate Actions Manager

o	Chief Risk Officer (AHL Research & Trading), Darrel Yawitch

o	Co-Chief Investment Officer (Numeric), Robert Furdak

Non-Voting Members

•	Member(s) of the Compliance Team - Chris Ancona/Brian Doohan/Nadine Le Gall

•	Head of Boston Operations– Kelley Chouinard

•	Member(s) of the Corporate Actions Group (non-voting capacity) – Ines Cunha Pereira (other members of the Corporate Actions Group may join in a non-voting capacity from time to time).

Membership and Designees

The Chairperson and members of the SAO Committee are appointed to serve on the Committee.

To the extent deemed necessary, a Committee member who is unable to attend a Committee meeting should appoint a designee to attend such meeting in such member’s stead. For any such meeting, each such designee shall have the voting (if any) and other rights of the designating member.

3.	MEETINGS

Frequency:

The SAO Committee will generally meet on an as-needed basis when actual or potential material conflicts of interest are identified and/or a vote that deviates from the Policy is contemplated. The Chairperson, as required, may call special meetings.

SAO Committee meetings may be held in person, by telephone, video conference, or any combination of these. In such circumstances as may be determined by the Chairperson, the SAO Committee may also take action via electronic mail in lieu of a meeting.

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Quorum and Actions:

The attendance at a meeting of at least one member from each of the Head of US Operations, Head of Operations and Portfolio Management Staff (or their designee) shall constitute a quorum.

Actions of the SAO Committee must be approved by a majority of voting members of such quorum.

Reporting and Meeting Minutes:

Minutes of the SAO Committee will be prepared and approved by the SAO Committee.

Approved minutes will be distributed to certain Man personnel for information purposes.

4.	RESPONSIBILITIES

The responsibilities of the SAO Committee will include, but are not limited to, the following:

(i)	Resolving any proxy voting issues;
(ii)	Identifying actual and potential material conflicts of interest and maintaining the Proxy Watch List;
(iii)	If deemed necessary, making proxy voting decisions where a material conflict of interest may exist;
(iv)	Evaluating the services provided by the proxy voting services companies; and
(iv)	Setting policy including approving any additions or amendments to the Policy.

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APPENDIX B

FRM

Proxy Voting Committee Charter

1.	PURPOSE

In order to fulfil its responsibilities under Man’s Global Proxy Voting Policy (the “Policy”) to monitor proxy voting practices, Man has charged the FRM Proxy Voting Committee with the responsibilities described in this Charter other than in relation to FRM proxy voting practices.

2.	MEMBERSHIP

The membership of the Proxy Voting Committee is as follows:

Voting Members

•	Committee Chairperson, Head of US Operations, Colin Bettison

•	Head of Operations, David Barber

•	Head of FRM Middle Office, Jake Wainwright

•	Member(s) of Portfolio Management Staff (other Portfolio Management Staff members may serve on the Committee from time to time)
o	Jens Foehrenbach

o	Osvaldo Canavosio

o	Adam Singleton

Non-Voting Members

•	Chief Compliance Officer (NY) – Lee Binks

•	Senior Compliance Officer – Lindy Reid

Membership and Designees

The Chairperson and members of the FRM Proxy Voting Committee are appointed to serve on the Committee.

To the extent deemed necessary to ensure a quorum, a Committee member who is unable to attend a Committee meeting should appoint a designee to attend such meeting in such member’s stead. For any such meeting, each such designee shall have the voting (if any) and other rights of the designating member.

3.	MEETINGS

Frequency:

The FRM Proxy Voting Committee will generally meet on an as-needed basis when actual or potential material conflicts of interest are identified, a vote that deviates from the Policy is contemplated, and to review proxies voted during the previous quarter. The Chairperson, as required, may call special meetings.

FRM Proxy Voting Committee meetings may be held in person, by telephone, video conference, by email, or any combination of these. Currently, as determined to be appropriate by the Chairman and voting members, the FRM Proxy Voting Committee takes action via electronic mail in lieu of an in person meeting.

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Quorum and Actions:

A quorum will require the following:

•	The attendance at a meeting of at least two voting members from Operations which includes:
o	Head of Operations, Head of US Operations, Head of FRM Middle Office, AND
•	The attendance at a meeting of at least two voting members from the Investment Team, which includes:
o	FRM Chief Investment Officer, FRM Head of Research, FRM Head of Equity Long-Short

Actions of the FRM Proxy Voting Committee must be approved by a majority of voting members of such quorum.

Reporting and Meeting Minutes:

Minutes of the FRM Proxy Voting Committee will be prepared and approved by the FRM Proxy Voting Committee.

Approved minutes will be distributed to certain Man personnel for information purposes.

4.	RESPONSIBILITIES

The responsibilities of the FRM Proxy Voting Committee will include, but are not limited to, the following:

(i)	Resolving any proxy voting issues;
(ii)	Identifying actual and potential material conflicts of interest and maintaining the Proxy Watch List, as applicable;
(iii)	If deemed necessary, making proxy voting decisions where a material conflict of interest may exist; and
(iv)	Setting policy including approving any additions or amendments to the Policy.

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